Exhibit 99.1

Investor Relations Contact:	Public Relations Contact:
Randi Paikoff Feigin Tel: 408-745-2371 randi@juniper.net	Kathy Durr Tel: 408-745-5058 kdurr@juniper.net

Juniper Networks, Inc. Reports Q2’06 Financial Results
Q2’06 Net Revenue of $567.5M, up 15% from Q2’05

SUNNYVALE, CA – July 19, 2006 — Juniper Networks, Inc. (NASDAQ: JNPR) today reported its revenue results for the quarter ended June 30, 2006.

Net revenues for the second quarter of 2006 were $567.5 million, compared with $493.0 million for the same quarter last year, an increase of 15 percent.

Net cash and investments increased over $200M during the second quarter of 2006 to $2.25 billion.

“We’re pleased with the results for the quarter, the confidence our customers continue to place in Juniper and the strength of the business,” commented Scott Kriens, chairman and CEO, Juniper Networks.  “We see continued and expanding opportunity in the marketplace as we participate in the accelerating convergence on IP and benefit from the resulting demand for the unique capabilities of Juniper.”

Capital expenditures and depreciation during the second quarter of 2006 were $25.2 million and $18.6 million, respectively.

The Company’s market capitalization has declined since March 31, 2006, and therefore the Company is evaluating the carrying value of certain long-lived assets, consisting primarily of $4.9 billion of goodwill recorded on its balance sheet at June 30, 2006. Pursuant to accounting rules, the majority of the goodwill was recorded based on stock prices at the time merger agreements were executed and announced.  The Company expects to record reductions in the carrying value of goodwill and long-lived assets for the Service Layer Technologies segment of approximately $1.3 billion for the quarter ended June 30, 2006.  Should the Company’s market capitalization decrease further, it is possible that there could be additional reductions in goodwill in future periods.

In a separate announcement, Juniper today announced that its Board of Directors authorized a stock repurchase program of up to $1 billion. Purchases under this program will be subject to a review of the circumstances in place at the time, and will not be implemented until after the Company has filed its Form 10-Q for the period ending June 30, 2006

The Audit Committee of the Company’s Board of Directors is conducting an independent investigation regarding stock options. Although the investigation is not complete, and the committee is continuing its review of the matters, the committee has reached a preliminary conclusion that the actual measurement dates for financial accounting purposes of certain stock option grants issued in the past differ from the recorded grant dates of such awards. Accordingly, the Company believes it will record additional non-cash charges for stock-based compensation expense, but is not yet able to determine the amount of such charges or the resulting tax and accounting impact of these actions or which periods, if any, would require restatement. Accordingly, the company is not providing detailed GAAP or Non-GAAP financials for the quarter ended June 30, 2006. In addition, the Company will not file its quarterly report on Form10-Q for the quarter ended June 30, 2006 until after completion of the investigation, and the Company does not expect the investigation to be completed until after the date the Form 10-Q is required to be filed.

Highlights:
Juniper’s focus on innovation was reflected in a number of key product initiatives this quarter.

•	For the Service Provider market, Juniper announced the first phase of its Ethernet portfolio providing high-density, low cost Ethernet to existing M- and T-series routing platforms. In addition, the E320 broadband services router was confirmed to comply with two key industry open standards, TR-101 and Layer 2 Control Protocol (L2CP). Juniper also announced the Open IPTV and Multiplay Initiative to enable providers to use open standard Juniper technology to better deploy IPTV and multi-play services.

•	On the enterprise side Juniper delivered visibility and reporting enhancements to its WXTM Central Management SystemTM (CMSTM) software and introduced its next generation Intrusion Detection and Prevention (IDP) platform, as well as new NetScreen Security Management software designed to provide increased application visibility and control across the network.

•	This week Juniper introduced the M120 platform setting a new standard for the intelligent multi-service edge and announced the first new set of features on the Odyssey Access Client and Steel-Belted Radius products since the close of the Funk acquisition, delivering unmatched network access policy management and user authentication.

•	During the quarter, Juniper announced an agreement with Microsoft to deliver high-performance security solutions that enhance protection for IP and IPTV networks, services and applications. As part of this agreement Juniper can offer IPTV network security solutions to customers of Microsoft® TV IPTV Edition.

Customer confidence was reflected in a number of significant service provider wins including FastWeb in Italy for IPTV, Telgi Energy in Sweden for E320s and Global Crossing in the US for the T-series. In addition, momentum in the enterprise continued with wins at organizations such as MGM Mirage and Methodist Hospital in the US, as well as the Finnish Defense Force and Australia’s Commonwealth Bank.

Conference Call and Web cast:
Juniper Networks will host a conference call web cast today, July 19, 2006 at 1:45 p.m. (Pacific Time), to be broadcasted live over the Internet http://www.juniper.net/company/investor/conferencecall.html. The conference call will be archived on the Juniper Networks website until August 19, 2006. A replay will be accessible by telephone on July 19, 2006 after 4:00 p.m. Pacific Time through July 26, 2006 by dialing 800-633-8284 (or 402-977-9140), reservation number, 21298192. The replays will be available 24 hours/day, including weekends.

About Juniper Networks, Inc.

Juniper Networks is the leader in enabling secure and assured communications over a single IP network. The company’s purpose-built, high performance IP platforms enable customers to support many different services and applications at scale. Service providers, enterprises, governments and research and education institutions worldwide rely on Juniper Networks to deliver products for building networks that are tailored to the specific needs of their users, services and applications. Juniper Networks’ portfolio of proven networking and security solutions supports the complex scale, security and performance requirements of the world’s most demanding networks. Additional information can be found at www.juniper.net.

Juniper Networks and the Juniper Networks logo are registered trademarks of Juniper Networks, Inc. in the United States and other countries.

Statements in this release concerning Juniper Networks’ business outlook, future financial and operating results, and overall future prospects are forward looking statements that involve a number of uncertainties and risks. Actual results could differ materially from those anticipated in those forward-looking statements as a result of certain factors, including: general economic conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending; the network capacity requirements of communication service providers; increases in competition; the timing of orders and their fulfillment; availability and cost of key parts and supplies; ability to establish and maintain relationships with distributors and resellers; variations in the expected mix of products sold; changes in customer mix; customer and industry analyst perceptions of Juniper Networks and its technology, products and future prospects; delays in scheduled product availability; market acceptance of our products and services; rapid technological and market change; adoption of regulations or standards affecting our products, services or industry; the ability to successfully acquire, integrate and manage businesses and technologies; product defects, returns or vulnerabilities; the ability to recruit and retain key personnel; currency fluctuations; litigation; and other factors listed in our most recent report on Form 10-Q filed with the Securities and Exchange Commission. In addition, the Company’s audit committee has not completed its review of stock option matters. There can be no assurance that the outcome of that investigation will not result in change to or restatement of financial results provided by the Company for this or any historical period or that the Company’s Form 10-Q for the quarter ended June 30, 2006 will be timely filed. All statements made in this press release are made only as of the date set forth at the beginning of this release. Juniper Networks undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

Juniper Networks, Inc.
Consolidated Net Revenue
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net revenues:
Product	$468,790	$423,732	$942,915	$816,012
Service	98,679	69,296	191,268	126,128
Total net revenues	$567,469	$493,028	$1,134,183	$942,140

Juniper Networks, Inc.
Consolidated Net Product Revenue by Operating Segment
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005 (1)	2006	2005 (1)
Infrastructure	$352,223	$331,784	$715,227	$635,915
Service Layer Technologies	116,567	91,948	227,688	180,097
Net product revenue	$468,790	$423,732	$942,915	$816,012

(1) Adjusted for reorganization of session border control product line from SLT to Infrastructure.

Juniper Networks, Inc.
Cash and Cash Equivalents and Investments
(in thousands)

	June 30,	December 31,
	2006	2005
Cash and cash equivalents	$1,087,614	$918,401
Short-term investments	548,345	510,364
Long-term investments	611,663	618,342
Total Cash and cash equivalents and Investments	$2,247,622	$2,047,107